Exhibit 3.2

Amendment to
Subscription Agreement,
8% Convertible Promissory Note and Common Stock Purchase Warrant

This Amendment to Subscription Agreement (the "Subscription Agreement"), 8% Convertible Promissory Note (the "Convertible Note") and Common Stock Purchase Warrant (the "Warrant") and, with the Subscription Agreement and the Convertible Note, collectively, “Agreement”) is made as of this 15th day of November, 2016, by and between Level Brands, Inc., a North Carolina corporation formerly known as Level Beauty Group, Inc. (the “Company”), and the Purchaser identified on the signature page hereto (the “Purchaser”). This Agreement amends certain sections of the Convertible Note and the Warrant issued by the Company to Purchaser on the issuance date set forth on the signature page hereto (“Issuance Date”) as it relates to a purchase of the Convertible Note and Warrant by the undersigned pursuant to the Company’s Confidential Offering Documents for Accredited Investors dated September 12, 2016 (the “Offering Documents”). All terms not otherwise defined herein shall have the same meaning as in the Offering Documents.

Recitals

A.           Pursuant to the Offering Documents, the undersigned Purchaser (i) purchased the Convertible Note in principal amount set forth on the signature page hereto, which is convertible into a number of shares of the Company’s Common Stock (the “Shares”), and (ii) was issued a Warrant for the number of Shares as set forth on the signature page hereto.

B.           The parties desire to amend the Conversion Price of the Convertible Note and Exercise Price of the Warrant to set a fixed price for both including lowering the Fixed Conversion Price of the Convertible Note from $1.50 to $1.00 per Share. A copy of the blacklined changes to such sections are attached hereto as Exhibit A.

Agreement

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.
Convertible Note. Section 4(a) of the Convertible Note is hereby deleted in its entirety and the following Section 4(a) shall be inserted in lieu thereof:

(a)            In the event of a firm commitment initial public offering of the Company's securities resulting in gross proceeds to the Company of at least $10,000,000 (the "Initial Public Offering") prior to July 1, 2017, on the closing date of the Initial Public Offering (the "IPO Closing Date"), the outstanding principal amount of this Note and all accrued interest due hereunder may be converted by Lender, in whole or in part (the "Conversion") into the shares (the “Conversion Shares”) of the Borrower’s common stock (the "Common Stock") at a conversion price (the “IPO Conversion Price”) equal to $1.00 per share. If no Initial Public Offering occurs prior to July 1, 2017, the conversion price ("Fixed Conversion Price") will be $1.00 per share. The IPO Conversion Price and the Fixed Conversion Price are collectively referred to as the "Conversion Price". In all instances the Conversion Price is subject to adjustment as hereinafter set forth.

2.
Warrant. Section 1.2 of the Warrant is hereby deleted in its entirety and the following Section 1.2 shall be inserted in lieu thereof:

1.2            Exercise Price. The exercise price ("Exercise Price") shall be $1.56 per share. In all instances the Exercise Price is subject to adjustment as hereinafter set forth.

3.
General. All other provisions in the Convertible Note and Warrant shall remain unchanged and be in full force and effect. All provisions in the Offering Documents (including the summary descriptions under the subheadings “Conversion” and “Description of Warrants” under “OFFERING”) which are not reflective of the amendments set forth in this Agreement shall be deemed amended hereby and be interpreted consistent with this Agreement. This Agreement shall be deemed to be effective as of the Issuance Date. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered electronically, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

Level Beauty Group, Inc.

By: ____________________________
Martin A. Sumichrast,
Chief Executive Officer

Name of Purchaser: [ ]

Signature of Purchaser: _____________________________

Principal Amount of Convertible Note: $__________
Note No: _______________________
No. of Warrants: ___________
Warrant No: _____________________
Issuance Date: ______________, 2016

Exhibit A
Changes to Convertible Note, Section 4(a):
In the event of a firm commitment initial public offering of the Company's securities resulting in gross proceeds to the Company of at least $10,000,000 (the "Initial Public Offering") prior to July 1, 2017, on the closing date of the Initial Public Offering (the "IPO Closing Date"), the outstanding principal amount of this Note and all accrued interest due hereunder may be converted by Lender, in whole or in part (the "Conversion") into the shares (the “Conversion Shares”) of the Borrower’s common stock (the "Common Stock") at a conversion price (the “IPO Conversion Price”) equal to $1.00 per share. If no Initial Public Offering occurs prior to July 1, 2017, the conversion price ("Fixed Conversion Price") will be $1.00 per share. The IPO Conversion Price and the Fixed Conversion Price are collectively referred to as the "Conversion Price". In all instances the Conversion Price is subject to adjustment as hereinafter set forth.
Changes to Warrant, Section 1.2:

Exercise Price. The exercise price ("Exercise Price") shall be $1.56 per share. In all instances the Exercise Price is subject to adjustment as hereinafter set forth.

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